Exhibit 99.2


     Community Bancorp to Acquire Rancho Bernardo Community Bank


    ESCONDIDO, Calif.--(BUSINESS WIRE)--April 22, 2005--Community Bancorp Inc. ("Community") (Nasdaq:CMBC), parent company of Community National Bank, today announced that it has signed a definitive agreement to acquire Rancho Bernardo Community Bank (OTCBB:RBCB) ("Rancho Bernardo"), a $113.8 million asset institution serving the north San Diego County community of Rancho Bernardo. The transaction is valued at approximately $33.2 million.
    Shareholders of Rancho Bernardo will have the choice to receive cash, shares of Community Bancorp common stock, or a combination of cash and stock in exchange for their shares of Rancho Bernardo stock. In aggregate, Community Bancorp will issue 600,000 shares and $10 million in cash. The agreement contains a collar which limits the amount of price risk on the downside or upside with the midpoint of the collar being a CMBC stock price of $31.00 per share. The consideration paid would equate to $30.10 per share at the midpoint of the collar, with a consideration mix of 65% stock and 35% cash. The acquisition has been approved by the Boards of Directors of each company and is expected to be accretive to Community during the first full quarter of combined operations.
    The merger of Rancho Bernardo into Community National Bank will produce an institution with over $822 million in assets and eleven full service community banking offices. Rancho Bernardo, which was founded in 1997, operates a single banking office within their headquarters building in Rancho Bernardo located in north San Diego County. At March 31, 2005, Rancho Bernardo had $113.8 million in assets, $101.4 million in deposits, and $90.1 million in loans.
    Community National Bank is headquartered in Escondido, California, and serves San Diego and southwest Riverside Counties through 10 offices in Bonsall, El Cajon, Encinitas, Escondido, Fallbrook, La Mesa, Murrieta, Santee, Temecula, and Vista. The Bank also has SBA loan production offices that originate loans throughout California, as well as in Arizona, Nevada, and Oregon. As of March 31, 2005, Community National had assets of $708.3 million, deposits of $587.1 million, and loans of $584.9 million.
    "We are very excited about adding Rancho Bernardo to our community banking franchise," stated Michael J. Perdue, President and CEO of Community. "Their presence in Rancho Bernardo and business oriented customer base matches very well with our existing north San Diego County operations and will increase our market share while allowing us to offer their consumers and businesses higher legal lending limits and an enhanced product line," Perdue concluded.
    Gary W. Deems, Chairman of Community, stated: "The Board of Community is very enthusiastic about the transaction and we look forward to having Alan L. Douglas, current Chairman, President, and CEO of Rancho Bernardo, join our Board. We are certain he will contribute significantly to the continued success of our combined institutions."
    "Before agreeing to this transaction our Directors carefully considered the best interests of our shareholders, customers, employees, and the communities we serve," stated Rancho Bernardo's Chairman, Alan L. Douglas. "We were very impressed with Community's management and are convinced that they share our commitment to shareholder value, community involvement and employee support. We are also pleased that, through the stock consideration being offered, our shareholders will have the opportunity to participate in the upside of a combined Community/Rancho Bernardo franchise."
    Douglas stressed the numerous benefits that the merger will offer to Rancho Bernardo customers. "The combination gives our customers access to a larger branch network and a broader array of banking services. We are also confident that they will continue to receive the same high level of personal service that they are accustomed to," Douglas concluded.
    The merger is subject to the approval of the shareholders of Rancho Bernardo, the receipt of necessary regulatory approvals, and other customary closing conditions. The merger is expected to be completed by the end of the third quarter of 2005.

    This News Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. Statements concerning the expected prospects for the effective date of the transaction, the accretive nature of the transaction, future developments or events, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which might cause actual results to differ materially from stated expectations. These factors include, but are not limited to, regulatory reviews and approvals, competition in the financial services markets for deposits, loans, and other financial services, retention of business, the ability to realize various cost-saving measures, and general economic conditions. The forward-looking statements should be considered in the context of these and other risk factors disclosed in Community Bancorp Inc.'s filings with the SEC. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of an unanticipated event.
    This News Release may be deemed to be solicitation material in respect to the proposed transaction between Community Bancorp Inc. and Rancho Bernardo Community Bank pursuant to an Agreement to Merge and Plan of Reorganization, dated as of April 21, 2005 by and among Community Bancorp Inc., Community National Bank, and Rancho Bernardo Community Bank (the "Agreement"). Filing of this News Release is being made in connection with Rules 165 and 425 promulgated by the Securities and Exchange Commission ("SEC").
    In connection with the proposed transaction, Community Bancorp Inc. will file with the SEC a registration statement on SEC Form S-4. The registration statement will contain a proxy statement/prospectus which will describe the proposed transaction and its proposed terms and conditions. Shareholders of Rancho Bernardo are encouraged to read the registration material and proxy statement/prospectus because these documents will contain important information about the transaction. A copy of the Agreement will be filed in the near future with the SEC as an exhibit to Community Bancorp Inc.'s 8-K, a separate filing from the Form S-4. The registration statement, the Form 8-K and all other documents filed with the SEC in connection with the transaction will be available for free when filed, both on SEC's web-site (www.sec.gov) or by contacting L. Bruce Mills, Senior Vice President & Chief Financial Officer, at 900 Canterbury Place, Suite 300, Escondido, California 92025. Additionally, all forms filed with the SEC and additional shareholder information are available free of charge on Community's web-site: www.comnb.com. Community posts these reports to its web-site as soon as reasonably practicable after filing them with the SEC. None of the information on or hyper-linked from Community's web-site is incorporated into this press release.


    CONTACT: Community Bancorp Inc.
             Michael J. Perdue
             President and CEO
             760-432-1100
             www.comnb.com
             or
             Rancho Bernardo Community Bank
             Alan L. Douglas
             President and CEO
             858-618-7272